Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Dennis C. Schemm
Senior Vice President and CFO 540-542-6300

Lynn Morgen/Viktoriia Nakhla
ADVISIRY Partners
212-750-5800

TREX COMPANY ANNOUNCES SALE OF ITS COMMERCIAL PRODUCTS BUSINESS

COMPANY RESOURCES TO FOCUS ON GROWTH OPPORTUNITIES IN OUTDOOR LIVING

WINCHESTER, Va. — December 30, 2022— Trex Company, Inc. (NYSE:TREX), the world’s #1 brand of high-performance, low-maintenance and eco-friendly composite decking, railing and outdoor living products today announced the sale of substantially all of the assets of its wholly-owned subsidiary, Trex Commercial Products, Inc. (Trex Commercial) to Minnesota-based Sightline Commercial Solutions, LLC. The details of this transaction will be filed in Trex’s Current Report on Form 8-K with the U.S. Securities and Exchange Commission.

Bryan Fairbanks, President and CEO, commented, “During our ownership of Trex Commercial, its products were installed in some of the largest and most prestigious sporting and entertainment venues in the country. Trex Commercial was also instrumental in helping the Company capitalize on the growing trend toward more modern, commercially inspired railing designs with the launch of our successful rod rail system, the new glass railing system and numerous other innovations that will drive future value for Trex. I am pleased to report that current Trex Commercial staff will be offered employment at the new company.

“The divestiture of the Trex Commercial segment reflects our decision to focus on driving the most profitable growth strategy for Trex and its shareholders through the execution of our outdoor living strategy. With the sale complete, we will dedicate our resources to accelerating conversion to composites from wood and further strengthen our leadership position in the outdoor living category,” concluded Fairbanks.

The sale of Trex Commercial’s assets closed on December 30, 2022. For the nine months ended September 30, 2022, the Trex Commercial segment had sales of $35.1 million, 3.8% of the Company’s consolidated net sales, and incurred a net loss of $2.4 million.

About Trex Company

Trex Company is the world’s largest manufacturer of high-performance, wood-alternative decking and railing, with more than 30 years of product experience. The #1 brand in outdoor living is proud to have been named one of 2022’s 50 Best U.S. Manufacturers by Industry Week and to have made Forbes’ 2021 List of America’s Best Mid-Sized Companies. Stocked in more than 6,700 retail locations worldwide, Trex outdoor living products offer a wide range of style options with fewer ongoing maintenance requirements than wood, as well as a truly environmentally responsible choice. For more information, visit trex.com. You also can follow Trex on LinkedIn (https://www.linkedin.com/company/trex-company/), You also can follow Trex on Twitter (@Trex_Company), Instagram (@trexcompany) Pinterest (trexcompany), or Houzz (trex-company-inc), “like” Trex on Facebook, or view product and demonstration videos on the brand’s YouTube channel (TheTrexCo).